Exhibit 99.1

Crawford & Company®
5335 Triangle Parkway NW
Peachtree Corners, GA 30092

FOR IMMEDIATE RELEASE

FRED R. DONNER ELECTED TO CRAWFORD & COMPANY® BOARD OF DIRECTORS

Extending Crawford Board to Twelve Directors

ATLANTA (November 6, 2023) Crawford & Company® (NYSE: CRD-A and CRD-B) is pleased to announce the election of Fred R. Donner as an independent director, effective November 3, 2023. This strategic addition to the board further strengthens the company’s commitment to leveraging deep and eminent expertise.

With nearly 40 years of experience in the insurance industry, Mr. Donner is well-versed in leading and advising corporations through restructurings, international expansion, risk management and capital market transactions. Most recently, he served as a senior managing director in the Global Insurance practice of FTI Consulting. Prior to joining FTI, he served as executive vice president, Enterprise Risk Management, and chief financial officer, Business and International Insurance, for Travelers Insurance Co. Prior to joining Travelers, Mr. Donner was executive vice president and chief financial officer of RenaissanceRe Ltd., a New York Stock Exchange listed, Bermuda-based international reinsurance company. He began his career in the audit practice at KPMG, where he worked with several of the largest clients in the financial services and insurance industry and also served as the national partner-in-charge of the firm’s insurance industry practice.

“We are thrilled to welcome Fred to our Board of Directors. He is an industry veteran and will serve our company and shareholders well,” said Rohit Verma, CEO. “His proven track record of leadership and the depth of his industry experience align seamlessly with Crawford’s purpose and envisioned future.”

Mr. Donner is a Certified Public Accountant and a member of the American Institute of CPAs. He holds a Bachelor’s degree in Business Administration from Pace University in New York City and currently serves on the Advisory Board of the Lubin School of Business at Pace University. Mr. Donner also serves on the Board of Global Indemnity Group LLC and previously served as an independent director of Argo Group Holdings International, Ltd.

Crawford & Company®
5335 Triangle Parkway NW
Peachtree Corners, GA 30092

“I look forward to working alongside Fred to reach new heights of success for Crawford. He will play an instrumental role as we continue to navigate the ever-evolving insurance landscape and further enhance our corporate governance priorities,” stated Michelle Jarrard, non-executive chair of the board.

About Crawford®

Based in Atlanta, Crawford & Company (NYSE: CRD-A and CRD-B) is a leading global provider of claims management and outsourcing solutions to insurance companies and self-insured entities with an expansive network serving clients in more than 70 countries. The Company’s two classes of stock are substantially identical, except with respect to voting rights for the Class B Common Stock (CRD-B) and protections for the non-voting Class A Common Stock (CRD-A). More information is available at www.crawco.com.

Tag: Crawford-Corporate, Crawford-Investor-News-and-Events

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Media Contacts: mediarelations@us.crawco.com

Lynn Cufley	Katie Cline
+44 7585 901936	+1 470 792 5678
Lynn.Cufley@crawco.uk	katie.cline@us.crawco.com